VolAero

A Professional Drone Services company that integrates cutting edge drones, imagery, and data processing technologies to provide its clients with actionable analytics.


VOLAERO

Invest $99.00 minimum investment

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From flight mission planning to data processing, Volaero saves its clients time, money and resources, and boosts safety. We empower our clients to increase productivity, and find solutions that provide them the data they need to make better decisions, and compete in an ever increasing competitive environment.

Introduction

Combining over 150 years of team experience in telecommunications, cinema, broadcast, sales, digital & data processing, science, engineering, business development, management, and customer relations, the Volaero team has a mission to build a successful service business that provides clients with an integrated end-to-end Drone Technology Solution. This includes:

- Consulting
- Engineering
- Piloting
- Imagery Capture
- Data Analytics
- Reporting

... at a cost effective price where the client is getting more data for less money.

Learn more about VolAero at http://volaerodrones.com/

Market Context

In "Drones Reporting for Work", published in 2016, Goldman Sachs, a bank, argued that drones are becoming "powerful business tools". It predicted that of the total of $100bn likely to be spent on both military and civilian drones between 2016 and 2020, the commercial segment would be the fastest-growing, notably in construction ($11.2bn), agriculture ($5.9bn), insurance ($1.4bn) and infrastructure inspection ($1.1bn). Oppenheimer, another bank, predicts that the commercial market "will contribute the majority of UAV industry revenues".

Volaero operates in this emerging, commercial market opportunity, and it was made possible by three developments. First, competition in the drone manufacturing space has made the machines cheaper, smarter, more reliable and capable than they were a few years ago. Second, the proliferation of drones in America prompted regulation from the Federal Aviation Administration (FAA) to allow commercial use by way of a set of Rules known as Part 107. Third, DJI the largest drone manufacturer in the world for consumers (70% market share) has started manufacturing higher end drones for commercial use.

Volaero is currently taking advantage of an expected early resistance to a new technology transfer that is the norm in such an evolving environment. We remove all the issues that a company has grappling with in this technology transfer. This includes:

- Which drone should I buy?
- What can the drone do for me?
- What are the liability issues?
- What are the privacy issues?
- What camera or cameras should I use?
- Where do I get insurance?
- How do I get a pilot?
- What regulatory license or permissions are required?
- Where can I get my team trained?
- How do I maintain the equipment?
- What software should I use to process the data?
- How do I integrate the data into my systems?
- How do I get approval for restricted airspace?

At Volaero we provide a full service solution to all the above at a reasonable price, and additionally integrate imagery sensing and processing technology solutions, that provide the customer with more and better data output in a digital medium at a fraction of the price.

Our Solution

The commercial drone industry is both growing and changing at a very rapid speed. At Volaero, we decided to concentrate and specialize on a few vertical markets and provide our clients with a turnkey solution in the following areas:

- Real Estate Marketing,
- 2D Terrain Mapping,
- 3D Modeling,
- Environmental Surveillance,
- Thermal Inspections,
- Construction Progress Monitoring,
- Turf Health Management,
- Infrastructure Inspections,
- Volumetrics.


AERIAL VIDEOGRAPHY
3D POINT CLOUD
CAMERA LOCALIZATION
3D MODELING

Learn how VolAero uses drones in videography - from aerial imagery to 3d modeling.

With Best Practices in mind we comply with all regulatory requirements and:

- Use the right drone for the right job
- Use the proper cameras sensor(s) for the job
- Use the appropriate data processing sotware(s) for the job
- Ensure proper insurance is in place
- Safety first and mitigate risk

- Maintain equipment properly
- Plan the project and employ efficient processes
- Use experienced pilots and log all flight missions
- Maintain ongoing pilot training and upgrading skill sets
- Increase efficiencies and lower costs
- Provide secured data analytic reporting


VOLAERO

Learn how VolAero uses the vast array of tools available to their drones in the Environmental Sciences industry.

We use a best crew for the entire job from mission planning to data processing. In each case we provide the answers to specific and often complex questions, which may require intermingling different types of data sets from sensors with multiple capabilities, such as RGB, NDVI, and thermal cameras depending on the application.

At the end of the day, we work closely with our clients and provide an all inclusive Drone Mission, Sensor Imagery Capture, Data Processing, and Integration, Technology Solution.


VOLAERO

Learn how VolAero uses thermal imagery in building inspection.

Successes

We started the Company in May 2016 as an idea and during the balance of 2016 set up our first base of operations in Miami, Florida. We put together a well rounded team of individuals that are passionate about the drone industry and their jobs and have one objective in mind: to make this company successful.

We rented space at 14530 Biscayne Blvd. Miami FL, 33181, purchased office furniture, bought drone equipment, sensors, and licensed processing software, got FAA Part 107 licenses, insurance, FAA approvals, developed sales and marketing strategies, put a unique team together, and trained in providing the service to the market.

Starting without any clients and any revenues, from ground zero, we were able to acquire clients, and are building a client base that is now also providing the company with repeat orders and referrals.

We have executed over 48 jobs to date, with a pipeline of 33 jobs still to execute on, from some very reputable companies that find our quality of work high, our prices reasonable, and our service delivery second to none. Although the company's revenues are still limited, we see client acquisition as a more important barometer since each client gained often has additional job recurring revenues and referral revenues.


VOLAERO

Testimonial: VolAero helps Tetra Tech save time and money
with aerial surveying of the Florida wetlands.

Competitive Landscape

We view the competitive landscape for Professional Drone Services in the commercial space broken out both vertically and horizontally. There are many vertical markets such as 2D Terrain Mapping, and horizontal markets broken out by high end (such as 50,000 acres), mid market (5,000 acres) and lower end (500 acres and under). We operate in each of our vertical markets in the lower to medium horizontal ranges. In these markets we find that the sales cycle is not too long to acquire a client, yet still requires a level of expertise that we have the personnel, equipment, technology, and other combinations of administrative requirements and operational skills to service our clients and deliver our products.

We do not manufacture drones or develop drone software, but will work with the different manufacturers and developers to get the best and most advanced of all that's available in the marketplace. We believe that as a Technology Service Provider this is the best approach because then we are always using cutting edge technology.

While there are other drone service competitors entering the marketplace, many of them are concentrating on other vertical markets, such as Aerial Photography, Cinematography, Search & Rescue, Law Enforcement, Public Safety, Security Surveillance, and Delivery Systems. The other competitors entering our vertical markets are not necessarily in the same horizontal markets, nor do they have the infrastructure and robust skill sets to deliver a complete turnkey solution. We believe that we are unique in that we are able to round out the complete service product offerings to our target audience and deliver a high quality service at an affordable price.

At the end of the day, clients are looking for solutions and that is what we provide. A high quality end-to-end complex and sophisticated solution at an affordable price.

Team



Charles Zwebner CEO

- Over 25 years of telecommunication and technology experience
- Founder and former President, CEO and Chairman of the Board for Yak Communications, Inc. (NASD:YAKC), leading the company to 800,000 customers, making it the largest alternative long-distance provider in Canada. Yak Communications afforded early stage investors a 20X return
- Former CEO and Founder of CardCaller, which developed the first Canadian fixed amount prepaid, multilingual telephone calling card - sold in 1997 for 6x return
- Awarded Canadian Entrepreneur of the Year in the Technology Division in 2006
- Part 107 Remote Pilot in Command Certified



Jeff Fidelin | Videographer & Imagery Specialist - Drone Pilot

- Over 10 years of experience in film and video production
- A video producer with three (3) features films
- Produced over 50 3D stereo videos for Sony Europe consumer
- Founder and CEO of three (3) video production companies in France and in the Caribbean
- Over 300 UAV flying hours and a Part 107 Remote Pilot in Command Certified
- Certified drone pilot in the USA and France
- Engineering degree in environmental science



Lazara Valmana | Operations

- Over 25 years of telecommunication and technology experience and is certified drone operator from Miami Dade Community College
- Oversees the development and implementation of projects at multiple levels. She is a believer in the partnership approach, with an emphasis on customer service and maintains a close relation with our customers and business partners
- Customer Service Manager / Director of Operations for Yak Communications Canada Inc., a long distance telecommunications services provider. The Customer Service Group was a total of approximately 75 employees including Supervisors and Technical Support
- Co-founded I.T.S., which developed prepaid, multilingual branded telephone calling cards for businesses on a wholesale basis. It was sold to AT&T Canada
- Certified Drone operator from Miami-Dade Community College



Pietro Taballione Environmental Scientist - Engineering Consultant

- Over 10 years of environmental expertise
- Specialized in NEPA/PD&E documentation, environmental permitting, construction compliance and contamination assessment
- Experienced in performing ecological surveys, mitigation monitoring and dune restoration projects.
- B.S., Environmental Science, University of L'Aquila, Italy
- M.A. Environmental Affairs and Policy from the University of Miami
- Section 333 Approved UAV Services Company



Bart Bruni Master Thermographer

- Certified Instructor at Miami Dade College for the Infraspection Institute Level 1 & 11 infrared certification courses
- Over 3 decades in industry consult providing research data for Infarspection, Institute, United Infrared, Flir Training Center ITC, as well as the pest and termite industry with international chemical companies.
- Served 10 years as the Chairman of the Education Committee of the Hallandale Beach Area School District
- Has served on the Executive Board of Directors of the Hallandale Beach Chamber of Commerce for 18 years. M.A. Environmental Affairs and Policy from
- Certified Pest Thermographer for 15 years



Gigi Santana **Client Relations Manager**

- Over 20 years in Call Center Management in Inbound and Outbound Sales
- Specialized in Telecommunications, Office Products and Call Centers
- Strong background in Management and Customer Relations
- Currently working toward her Bachelors in Science at Florida National University



Brian Liem **Service Specialist & Pilot**

- Highly experienced in repairs, assembly, bench test, and maintenance of multiple UAV's both multi-rotor and fixed wings
- Strong background in inspecting, checking, building, testing and recommending improvements for multi-rotor and fixed wing products
- Thorough, passionate individual with very high technical knowledge and background
- Over 150 UAV flying hours
- Part 107 Remote Pilot in Command Certified

Scope of Service & Business Model

Professional Drone Services is a new service industry. It is not about selling or leasing drone hardware or software but rather selling a "solution". It is very difficult for a company or government department to cover the entire space from mission planning, licensing, authorizations, insurance, training pilots, drone flying, maintenance, outfitting different sensors, to data capture and data processing with multiple software processing platforms and systems integration. This is a melting pot of technology and there is too much to know and too much to do, to allow for a very specific information demand to be answered by a complex set of tools, to provide a clear and concise answer to the information demand. We at Volaero have developed, and continue to be updated with these emerging technologies, and take this immense challenge out of the client's precious time and resource, and provide him with the required data sets at a fraction of the cost.

Our growth model is to continue to approach companies through an inside sales force and present to them our Drone Solution. We are building out a team of business development, sales, administrative personnel, pilots, service engineers, subject matter experts, data processors, and systems integrators, to service our local and national clients. Some of the administrative and processing functions can be centralized whilst other functions such as piloting can be decentralized, thus further scaling up at a lower cost using economies of scale and a centralized/decentralized hybrid operational environment. An advantage at Volaero is that all the service requirements to all clients will have a uniform set of standards, using the same equipment, training and insurance, and data processing products across the board. It will make no difference if we service the same client for a job in California or in Florida, he will get the same service quality results.

Consistency and uniformity in the delivery of an emerging technology solution is an important factor to satisfy our ongoing and changing client's demands. The demands can change, but the delivery will be consistent.

Future State

The fastest growing part of the drone industry is the commercial market. Although to date the military accounts or 90% of the market and commercial 10% of the market, Gartner estimates that by 2020 it will be the reverse. The commercial market will account for 90% of the market and the military 10%. In addition Gartner predicts the industry will grow to about $80bn over the next five years.

Although the first commercial use of drones (and still the main use for consumers) was to act as flying cameras, the emerging commercial use of drones is to "payload" the drone with different imagery sensors and capture different sets of data with RGB, Thermal, NDVI, Laser and other imaging sensors. By combining these imagery data sets and processing them to achieve specific data results, the data sets can then be used by companies to yield a higher commercial output sooner, safer, and at a lower cost. We look at this process as Economics 101. Raw competition will dictate creating more, better, sooner and for less cost. We see this evolution as a necessity by Corporate America and not a luxury, and as soon as one company competing in its market space adopts, incorporates, and embraces this technology in its daily processes, then every competing company in that space must do the same in order to remain in business and competitive. We foresee 2017 as the year that Corporate America educates itself on how to incorporate drone technology, and 2018 and onwards as the years that drone technology mushrooms throughout the United States.

Although, there are still some regulatory issues that need to be resolved in order for Commercial Drone capabilities to be fully exploited such as flying "beyond line of sight", these restrictions will over time become more relaxed by the FAA as regulation is put in place, and Volaero will be there at the right time and place to capitalize on the possibilities that present themselves.

We are excited about the current and future market opportunities, and it is our objective to be at the forefront of this drone technology transfer revolution, and build a successful Professional Drone Service Business for Corporate America over the next 5 to 10 years.

Be a part of VolAero

This is an offering of class A, common stock, under registration exemption 4(a)(6), in VolAero UAV & Drones Holdings Corp.. This offering must raise at least $10,000 by August 28, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. VolAero may issue additional securities to raise up to $500,000, the offering's *maximum*.

$0 raised

$10,000 target

$500,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,500,000 shares × $1.00 per share
= $5,500,000 implied valuation

Pitch Deck

VolAero

COMPANY PRESENTATION
JUNE 26, 2017

Disclaimer

This presentation and the information contained within is confidential, proprietary and for authorized use only. It is being presented to prospective investors solely for such investors' confidential use, with the express understanding that, without the prior permission in writing from Volaero Drones Corp "Volaero" the investor will not copy this document or any portion of it or use any information contained herein for any purpose other than evaluating a potential investment in securities of Volaero. Under no circumstances are its contents to be reproduced or distributed to the public, media or potential investors without written authorization. The information contained herein, while obtained from sources believed to be reliable, is not guaranteed as to its accuracy or completeness.

This presentation contains "forward-looking information" within the meaning of Canadian and U.S. securities legislation. This information and these statements, referred to herein as "forward-looking statements" are made as of the date of this presentation or as of the date of the effective date of information described in this presentation, as applicable. Forward-looking statements relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events and include, without limitation, statements with respect to: (i) number of new clients; (ii) revenue per client; (iii) breadth of service per client; (iv) cost to acquire clients; (v) income statement items; and (vi) use of funds. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", "anticipates", "plans", "projects", "estimates", "envisages", "assumes", "intends", "strategy", "goals", "objectives" or variations thereof or stating that certain actions, events or results "may", "can", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

All forward-looking statements are based on Volaero's current beliefs as well as various assumptions made by, and information currently available to it. These assumptions include, without limitation: (i) adoption rates; (ii) the availability and continuity of financing; (iii) maintenance of market position; (iv) rates of distributor expansion; (v) client acquisition costs; (vi) revenues; and (vii) reasonable contingency requirements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that estimates, forecasts, projections and other forward-looking statements will not be achieved or that assumptions do not reflect future experience. We caution readers not to place undue reliance on these forward-looking statements as a number of important factors could cause the actual outcomes to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates assumptions and intentions expressed in such forward-looking statements. These risk factors may be generally stated as the risk that the assumptions and estimates expressed above do not occur, but specifically include, without limitation, risks relating to general economic conditions, competition from other market participants, the ability to maintain cost structure, the ability to expand products and services, changes in regulatory environment and the risk of fluctuation and variation in actual operating results, which variation may be material. The foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements, readers of this presentation should carefully consider the foregoing factors and other uncertainties and potential events. Volaero does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by Volaero or on behalf of Volaero, except as may be.

Table of Contents





VolAero

We integrate cutting edge drone, imagery, and data processing technologies and provide our clients with "actionable analytics".

We save our clients time, money and resources, and empower them to better manage their affairs and compete in an ever increasing competitive environment.



Mission Statement

To provide our client with an integrated end-to-end Drone Technology Solution which includes:

Consulting • Engineering • Piloting • Imagery Capture • Data Analytics • Reporting

A cost effective price that the client is always saving money, time, & resource.

Charles Zwebner
Founder & CEO



The Drone Services

Integrated end-to-end Solutions

- Consulting and Customized Solutions
- Hardware and Software Systems Integration
- Training and Education
- FAA Authorizations & Insurance
- Data Collection, Analytics, and Reporting
- Piloting Services







VolAero Core Vertical Markets



Mapping & Surveying
Environmental Surveillance
Infrastructure Inspection
Precision Agriculture
Thermal Inspections
Real Estate & 360 Virtual Tours
Stockpile Volumetrics
Construction Progress Monitoring

VolAero Service Applications

- 2D and 3D Mapping & Surveying
- Construction Monitoring
- Real Estate Marketing
- Environmental Monitoring
- Thermal Building Inspections
- Volumetrics
- Infrastructure Inspections





Best Practices

- Comply with all regulatory requirements
- Use the right drone for the right job
- Ensure proper insurance is in place
- Safety first and mitigate risk
- Equipment maintenance program
- Plan the project properly and employ efficient processes
- Use experienced pilots and log all flights
- Maintain ongoing pilot training and upgrading skill sets
- Increase efficiencies and lower costs
- Secured data analytic reporting
- Use a best crew for the entire job and get it done well



Process Flow



From Scope of Project to Delivery of Data
Client Connection
Fly Mission / Collect Data

The Drone Technologies Hardware & Software

- Flight and Mission Planning
- Command and Control Piloting
- GPS Referencing Accuracy
- Autonomous Flights
- Real Time Obstacle Avoidance Sensing
- Payload Camera Sensors Integration
- Live Video Feed & Streaming
- Data Analytic Software Processing



Drone Mission Environmental Monitoring

- Sea Grass Survey
- Tree & Survey Health
- Beach Erosion
- Wildlife Monitoring
- 2D - 3D Terrain Survey
- Environmental Landscape
- Wetland Services
- Storm Water Management
- Shoreline Stabilization
- Zoom Capabilities



Drone Mission

Volumetrics

- 2D Terrain Map
- 3D Site Model
- Imagery Stitching
- Stockpile Measurements
- Ortho-photogrammetry
- Toe Delineation
- Digital Elevation Model




Drone Mission

Building Inspections

- Thermal Roof Inspections
- Thermal Envelope Inspections
- CAD Drawings
- Site Mapping
- Concrete and Plaster Erosion
- Moisture Detection
- Energy Leakage





Drone Mission

Mining Surveys

- 3D Survey
- Volumetric Analysis
- Seismic Activities
- Landslide Monitoring
- Environmental Concerns
- Moisture Content
- Safety & Security
- Tailing Sediment




Drone Mission

Bridge & Dam Inspections

- Structural Condition
- Corrosion Monitoring
- 3D Survey
- Seismic Activities
- Landslide Monitoring
- Environmental Landscape
- Safety & Security
- Right-of-Way Monitoring




Drone Mission

Transmission Tower Inspection

- Structural Condition
- Corrosion Monitoring
- Storm Damage
- Insulator Damage & IR Radiation Monitoring
- 3D Modeling
- Environmental Landscape
- Computer Vision
- Equipment Audits





Drone Mission

Substation Inspection

- Transformer Inspection
- Aerial Component
- Power Contactor
- ID Component Arching
- Insulator Damage
- IR Radiation Monitoring
- Computer Vision




Drone Mission

Wind Turbine Inspection

- Blade Inspection
- Rotary Component Inspection
- Tower Integrity
- Upper Turbine Generator
- Transformer Inspection
- IR Thermal
- Preventative Maintenance
- Security Patrol



Drone Mission

Waterway & Pipeline Monitoring

- 3D Mapping
- Seismic Activity & Shifting Over Time
- Corrosion Monitoring
- Spill & Leak Detection
- Security
- Bridge & Water Crossing Inspection
- Computer Vision







Industry Use Cases

What	Why	How	Outcome
EPA, Health, Safety 	➢ Emissions Monitoring ➢ Opacity Measurement ➢ EPA Compliance ➢ Ecological Damage ➢ Cost Reduction	➢ Autonomous Flight ➢ Computer Compensation for Sun & Sky Conditions ➢ Repeatable Process	➢ Improve Ecological Monitoring ➢ Reduce Man Hours ➢ Repeatable Automated Documentation
Infrastructure Inspection 	➢ Ensure Infrastructure is in Working Conditions ➢ Structural Support & Crane ➢ ID Cracks & Corrosion	➢ RGB-Camera ➢ 3D-Modeling ➢ Orthomosaic ➢ Laser Scanner	➢ Reduce Maintenance Cost ➢ Plan Preventative Maintenance ➢ Improve Safety ➢ Prevent Accidents
Pipeline 	➢ Detect Leakage ➢ Ecological Damage ➢ Financial Losses	➢ RGD-Camera ➢ 3D-Modeling ➢ Orthomosaic ➢ Laser Sensor & Vegetation Index	➢ Improve Ecological Monitoring ➢ Faster Identification of Accidents, Faster Response
Volumetrics 	➢ Ensure Power Lines Are In Working Conditions ➢ Prevent Accidents ➢ Line Spark – Connection Leads to Energy Loss	➢ RGB-Camera ➢ Flight in 2 Directions ➢ Build a 3D Model ➢ IR Thermo High Temp = Contact Insulator Loss	➢ Improve Performance ➢ Improve Stability of Operations ➢ Increase Efficiency

Industry Use Cases (Continued)

What	Why	How	Outcome
Utility Inspection 	➢ Ensure power lines are in working conditions ➢ Prevent accidents ➢ Line Spark – Connection ➢ Leads to energy loss	➢ RGB- Camera ➢ Flight in 2 directions ➢ Build a 3D model ➢ IR Thermo High Temp – Contact Insulator Loss	➢ Improve performance ➢ Improve stability of operations ➢ Increase efficiency
Rail Car Management 	➢ Accurate Rail Car Inventory ➢ Automated Inventory ➢ Reduce Costs ➢ Intruder Detection	➢ Rail Automated Flights ➢ Orthomosaic Photos ➢ 3D Volumetric Analysis ➢ Material Quality	➢ Improved Raw Material Supply ➢ Reduced Cost for Human Inspection ➢ Safety Detection
Area Monitoring 	➢ High Utility lines ➢ Bridges ➢ External Structures ➢ Intruder Detection	➢ RGD-Camera ➢ 3D-Modeling ➢ Flight on higher altitude to cover area	➢ ID Line Sagging ➢ Improve Corrosion Control, Maintenance & Reliability
Plant IR Inspection 	➢ Infrared Thermal Inspection ➢ Scan Hot Structures ➢ Blast Furnace Bosh ➢ Gas Downcomer Failure	➢ IR Thermal Camera ➢ Autonomous GIS Flights ➢ ID & Record Variations ➢ Digital Record Platform	➢ ID Variations ➢ Predict Potential Malfunctions ➢ Reduce Inspection Costs

Regulations

- Operational Limitations
- Aircraft Requirements
- Operator Certification
- Part 107 Ruling
- Certificate of Approval (COA)

For further information see Appendix I

Management



Charles Zwebner, CEO

•Has over 25 years of telecommunication and technology experience
•Founder and former President, CEO and Chairman of the Board for Yak Communications, Inc. (NASD:YAKC), leading the company to 800,000 customers, making it the largest alternative long-distance provider in Canada. Yak Communications afforded early stage investors a 20X return
•Former CEO and Founder of CardCaller, which developed the first Canadian fixed amount prepaid, multilingual telephone calling card - sold in 1997 for 6x return
•In 2006 awarded Canadian Entrepreneur of the Year in the Technology Division
•Part 107 Remote Pilot in Command Certified



Jeff Fidelin, Videographer & Imagery Specialist - Drone Pilot

•Jeff has over 10 years of experience in film and video production
•A video producer with three (3) features films
•Jeff has produced over 50 3D stereo videos for Sony Europe consumer
•Founder and CEO of three (3) video production companies in France and in the Caribbean
•Over 300 UAV flying hours and a Part 107 Remote Pilot in Command Certified
•He is a Certified drone pilot in the USA and France
•Jeff has an Engineering degree in environmental science



Lazara Valmana, Operations

•Has over 25 years of telecommunication and technology experience and is certified drone operator from Miami Dade Community College
•Currently, she oversees the development and implementation of projects at multiple levels. She is a believer in the partnership approach, with an emphasis on customer service and maintains a close relation with our customers and business partners
•Customer Service Manager / Director of Operations for Yak Communications Canada Inc., a long distance telecommunications services provider. The Customer Service Group was a total of approximately 75 employees including Supervisors and Technical Support
•Co-founded I.T.S., which developed prepaid, multilingual branded telephone calling cards for businesses on a wholesale basis. It was sold to AT&T Canada
•Certified Drone operator from Miami-Dade Community College



Pietro Taballione, Environmental Scientist - Engineering Consultant

•Over 10 years of environmental expertise
•Specialized in NEPA/PD&E documentation, environmental permitting, construction compliance and contamination assessment
•Experienced in performing ecological surveys, mitigation monitoring and dune restoration projects
•B.S. Environmental Science, University of L'Aquila, Italy
•M.A. Environmental Affairs and Policy from the University of Miami
•Section 333 Approved UAV Services Company


Management
Bart Bruni, Master Thermographer
•Certified Instructor at Miami Dade College for the Infraspection institute Level 1 & 11 infrared certification courses
•Over 3 decades in industry consult providing research data for Infarspection. Institute, United Infrared, Flir Training Center ITC, as well as the pest and termite industry with international chemical companies.
•Served 10 years as the Chairman of the Education Committee of the Hallandale Beach Area School District
•Has served on the Executive Board of Directors of the Hallandale Beach Chamber of Commerce for 18 years. M.A. Environmental Affairs and Policy from
•Certified Pest Thermographer for 15 years
Gigi Santana, Client Relations Manager
•Gigi's background includes over 20 years in Call Center Management in Inbound and Outbound Sales
•Specialized in Telecommunications, Office Products and Call Centers
•Strong background in Management and Customer Relations
•Currently working toward her Bachelors in Science at Florida National University
Brian Liem, Service Specialist & Pilot
•Brian is highly experienced in repairs, assembly, bench test, and maintenance of multiple UAV's both multi-rotor and fixed wings
•He has a strong background in inspecting, checking, building, testing and recommending improvements for multi-rotor and fixed wing products.
•Thorough passionate individual with very high technical knowledge and background
•Over 150 UAV flying hours
•Part 107 Remote Pilot in Command Certified
25


Regulations
APPENDIX I
Civil Unmanned Aircraft (UAS)
Recreational – Only an individual flying purely for fun with no direct or incidental benefit.
Non-recreational – (1) individual or business flying for direct or indirect benefit or (2) and organization flying for their purpose.
Operational Limitations – Summary of Major Provisions of Proposed in Part 107
Unmanned aircraft must weight less than 55 lbs.
Visual line-of-sight only.
Daylight-only operations.
Small unmanned aircraft may not operate over any persons not directly involved.
Maximum airspeed of 100 mph (87 knots)
Maximum altitude of 400 feet above ground level
Minimum weather visibility of 3 miles from control station.
No operations are allowed in Class A (18,000 feet & above) airspace.
Operations in Class B, C, D and E airspace are allowed with the required ATC permission, and Class G are allowed without FAA permission.
Requires preflight inspection by the operator.
Proposes a microUAS option that would allow operations in Class G airspace, over people not involved in the operation, provided the operator certifies he or she has the requisite aeronautical knowledge to perform the operation.
A person may not operate a small unmanned aircraft if he or she knows or has reason to know of any physical or mental condition that would interfere with the safe operation of a small UAS.
Aircraft Requirements
Aircraft marking required
26


Regulations
APPENDIX I
(Continued)
Operator Certification and Responsibilities would require to:
Pass an initial aeronautical knowledge test at an FAA-approved knowledge testing center.
Be vetted by the Transportation Security Administration
Obtain an unmanned aircraft operator certificate with a small UAS rating
Pass a recurrent aeronautical knowledge test every 24 months
Be at least 16 years old
Make available to the FAA, upon request, the small UAS for inspection & testing and documents/records required to be kept under the proposed rule.
Report an accident to the FAA within 10 days of any operation that results in injury or property damage.
Conduct a preflight inspection, to include specific aircraft and control station systems checks, to ensure the small UAS is safe for operation.
27

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Financials

To provide working capital for the company for further equipment purchases and to sustain operations until the company is break even and becomes profitable.

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

VolAero's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.